Exhibit 2




1.   PURCHASE AND SALE OF STOCK . . . . . . . . . . . . . . . . .    1
     1.1  Stock Purchase  . . . . . . . . . . . . . . . . . . . .    1
     1.2  Certain Liabilities . . . . . . . . . . . . . . . . . .    2
     1.3  Purchase Price  . . . . . . . . . . . . . . . . . . . .    2
     1.4  Payment . . . . . . . . . . . . . . . . . . . . . . . .    5

2.   CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.1  Closing Date  . . . . . . . . . . . . . . . . . . . . .    6
     2.2  Closing Transactions  . . . . . . . . . . . . . . . . .    6

3.   REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . .    7
     3.1  Organization, Power and Authority . . . . . . . . . . .    7
     3.2  Authorization of Transaction  . . . . . . . . . . . . .    8
     3.3  Capitalization of Company . . . . . . . . . . . . . . .    9
     3.4  Compliance with Laws  . . . . . . . . . . . . . . . . .    9
     3.5  Environmental.  . . . . . . . . . . . . . . . . . . . .   10
     3.6  Financial Statements  . . . . . . . . . . . . . . . . .   14
     3.7  Undisclosed Liabilities . . . . . . . . . . . . . . . .   15
     3.8  Governmental Authorities and Consents . . . . . . . . .   16
     3.9  Accounts Receivable . . . . . . . . . . . . . . . . . .   17
     3.10 Inventory . . . . . . . . . . . . . . . . . . . . . . .   17
     3.11 Ownership of Assets . . . . . . . . . . . . . . . . . .   18
     3.12 Absence of Certain Events . . . . . . . . . . . . . . .   19
     3.13 Taxes and Tax Returns.  . . . . . . . . . . . . . . . .   21
     3.14 Patents and Trademarks  . . . . . . . . . . . . . . . .   25
     3.15 Legal Proceedings . . . . . . . . . . . . . . . . . . .   25
     3.16 Schedules of Material Contracts . . . . . . . . . . . .   26
     3.17 Officers  and Directors, Employees,  Powers of Attorney
          and Certain Authorized Persons  . . . . . . . . . . . .   27
     3.18 Transactions with Affiliates  . . . . . . . . . . . . .   27
     3.19 Insurance . . . . . . . . . . . . . . . . . . . . . . .   28
     3.20 Delivery of Documents:  Corporate Records . . . . . . .   28
     3.21 Brokerage . . . . . . . . . . . . . . . . . . . . . . .   29
     3.22 Employees . . . . . . . . . . . . . . . . . . . . . . .   29
     3.23 Employee Benefit Plans  . . . . . . . . . . . . . . . .   31
     3.24 Suppliers and Customers . . . . . . . . . . . . . . . .   33
     3.25 Books and Records . . . . . . . . . . . . . . . . . . .   33
     3.26 Real Property . . . . . . . . . . . . . . . . . . . . .   34
     3.27 Personal Property . . . . . . . . . . . . . . . . . . .   36
     3.28 Permits . . . . . . . . . . . . . . . . . . . . . . . .   37
     3.29 Bank Accounts; Powers of Attorney . . . . . . . . . . .   37
     3.30 Capital Projects  . . . . . . . . . . . . . . . . . . .   38

4.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . .   38
     4.1  Organization and Corporate Power  . . . . . . . . . . .   38
     4.2  Authorization of Transaction  . . . . . . . . . . . . .   39
     4.3  No Violation  . . . . . . . . . . . . . . . . . . . . .   39
     4.4  Governmental Authorities and Consents . . . . . . . . .   40

     4.5  Litigation  . . . . . . . . . . . . . . . . . . . . . .   40
     4.6  Brokerage . . . . . . . . . . . . . . . . . . . . . . .   41
     4.7  Financing . . . . . . . . . . . . . . . . . . . . . . .   41

5.   COVENANTS OF SELLER AND COMPANY  . . . . . . . . . . . . . .   41
     5.1  Access  . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.2  Operation of the Business of Company  . . . . . . . . .   41
     5.3  Required Approvals  . . . . . . . . . . . . . . . . . .   43
     5.4  Cooperation by Seller . . . . . . . . . . . . . . . . .   43
     5.5  Supplements to Agreement and Disclosure Letter.   . . .   43
     5.6  Standstill  . . . . . . . . . . . . . . . . . . . . . .   44
     5.7  Discharge of Encumbrances . . . . . . . . . . . . . . .   44
     5.8  Resignations  . . . . . . . . . . . . . . . . . . . . .   45
     5.9  Withdrawal or Termination of Company Plans  . . . . . .   45
     5.10 Environmental Due Diligence . . . . . . . . . . . . . .   45

6.   COVENANTS OF BUYER.  . . . . . . . . . . . . . . . . . . . .   46
     6.1  Cooperation by Buyer. . . . . . . . . . . . . . . . . .   46
     6.2  Employee Matters  . . . . . . . . . . . . . . . . . . .   47

7.   MUTUAL COVENANTS . . . . . . . . . . . . . . . . . . . . . .   47
     7.1  Governmental Consents . . . . . . . . . . . . . . . . .   47
     7.2  Consents to Assign Leases and Contracts . . . . . . . .   48
     7.3  Books and Records . . . . . . . . . . . . . . . . . . .   49

8.   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . .   51
     8.1  Conditions Precedent to Buyer's Obligations . . . . . .   51
     8.2  Conditions  Precedent  to  Company's and  the  Seller s
          Obligations . . . . . . . . . . . . . . . . . . . . . .   54

9.   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . .   56
     9.1  Indemnification of Buyer Indemnities  . . . . . . . . .   56
     9.2  Indemnification of Seller Indemnities . . . . . . . . .   60
     9.3  Damages . . . . . . . . . . . . . . . . . . . . . . . .   61
     9.4  Indemnification Procedure . . . . . . . . . . . . . . .   61
     9.5  Sole and Exclusive Remedy . . . . . . . . . . . . . . .   63
     9.6  Notice of Breach  . . . . . . . . . . . . . . . . . . .   64
     9.7  Discovery of Breach . . . . . . . . . . . . . . . . . .   64
     9.8  Limitations on Amount . . . . . . . . . . . . . . . . .   64
     9.9  Survival of Terms . . . . . . . . . . . . . . . . . . .   65
     9.10 Negligence and Strict Liability . . . . . . . . . . . .   66

10.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . .   66
     10.1 Termination of Agreement  . . . . . . . . . . . . . . .   66
     10.2 Procedure Upon Termination  . . . . . . . . . . . . . .   67

11.  TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . .   67
     11.1 Section 338 Election  . . . . . . . . . . . . . . . . .   67
     11.2 Apportionment of Taxable Income . . . . . . . . . . . .   68
     11.3 Preparation and Filing of Income Tax Returns  . . . . .   68
     11.4 Payment of Income Taxes . . . . . . . . . . . . . . . .   68

     11.5 Termination of Tax Sharing Agreement  . . . . . . . . .   69
     11.6 Audit . . . . . . . . . . . . . . . . . . . . . . . . .   69
     11.7 Books and Records . . . . . . . . . . . . . . . . . . .   70
     11.8 Refunds . . . . . . . . . . . . . . . . . . . . . . . .   71
     11.9 Allocation Statement  . . . . . . . . . . . . . . . . .   71

12.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . .   71
     12.1 Stock Representation  . . . . . . . . . . . . . . . . .   71
     12.2 Notices . . . . . . . . . . . . . . . . . . . . . . . .   72
     12.3 Entire Agreement  . . . . . . . . . . . . . . . . . . .   73
     12.4 Waivers and Amendment . . . . . . . . . . . . . . . . .   74
     12.5 Governing Law . . . . . . . . . . . . . . . . . . . . .   74
     12.6 Binding Effect; No Assignment . . . . . . . . . . . . .   74
     12.7 Counterparts  . . . . . . . . . . . . . . . . . . . . .   75
     12.8 Severability of Provisions  . . . . . . . . . . . . . .   75
     12.9 Expenses  . . . . . . . . . . . . . . . . . . . . . . .   75
     12.10 No Third Party Beneficiaries . . . . . . . . . . . . .   76
     12.11 Captions . . . . . . . . . . . . . . . . . . . . . . .   76
     12.12 Waiver Of Jury Trial . . . . . . . . . . . . . . . . .   76
     12.13 Arbitration Proceedings  . . . . . . . . . . . . . . .   76
     12.14 No Strict Construction . . . . . . . . . . . . . . . .   77
     12.15 Insolvency or Bankruptcy of Buyer  . . . . . . . . . .   77
     12.16 Public Announcements . . . . . . . . . . . . . . . . .   77
     12.17 Confidentiality  . . . . . . . . . . . . . . . . . . .   78
     12.18 Time Is Of The Essence . . . . . . . . . . . . . . . .   78

                    CASSCO ICE & COLD STORAGE, INC.
                       STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of July 31, 1998, is made by and among CASSCO ICE & COLD STORAGE, INC., a Virginia corporation ("Company"), WLR FOODS, INC., the sole shareholder of the Company ("Seller"), and PACKAGED ICE, INC., a Texas corporation
("Buyer").

                               RECITALS

     A. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia with authorized capital stock of 5,000 shares of common stock, with voting rights, without par value, (the "Common Stock").

     B.   The Seller owns 1,000 shares of the Common Stock, (the
"Shares"), which Shares constitute all of the issued and outstanding shares of the Common Stock.

     C. The Buyer wishes to acquire and the Seller desires to sell the Shares as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree with each other as follows:


1.   PURCHASE AND SALE OF STOCK.

     1.1 Stock Purchase. At the Closing provided for in Section 2 herein, the Buyer agrees to purchase from the Seller and the Seller agrees to sell to the Buyer the Shares, pursuant to the terms of the Agreement, for the consideration provided in Section 1.3 below.

     1.2 Certain Liabilities. The Company shall continue to be responsible for all of the liabilities of the Company existing at the end of business on the Closing Date (as defined in Section 2 below) except for those liabilities (each an "Excluded Liability" and collectively the "Excluded Liabilities") which are expressly excluded from this Agreement and set forth in Section 1.2 of that certain letter from Seller to Buyer dated as of the date hereof (the "Disclosure Letter") delivered prior to the execution of this Agreement. Seller shall pay off or otherwise discharge all Excluded Liabilities at or prior to the Closing. To the extent any Excluded Liabilities are not paid off or discharged at or prior to Closing, then Buyer shall have the right to reduce the Preliminary Payment (as defined in Section 1.4) by all amounts necessary to discharge any or all such Excluded Liabilities.

     1.3. Purchase Price.

          (a)  The purchase price to be paid for the Shares (the
"Purchase Price") shall be Fifty-Nine Million Twenty-Five Thousand Dollars ($59,025,000), payable in cash, and subject to the Post
Closing Adjustments as defined in section 1.3(c) below.

          (b) Within 30 days following the Closing Date (as such date is defined in section 2 below), Seller, at Seller's sole cost and expense, shall cause KPMG Peat Marwick LLP ("KPMG") to prepare and deliver to the Company, Seller and Buyer its report on a schedule in the form annexed in Section 1.3 of the Disclosure Letter (the "Closing Schedule"). The Closing Schedule shall reflect the net asset value of the Company ("NAV") as of the end of business on April 25, 1998 (the "Base NAV"), July 25, 1998 (the "July 25 NAV"), the Closing Date (the "Closing Date NAV") and (if such date is prior to the Closing Date) August 15, 1998 (the "August 15 NAV"). The Company NAV at each such date shall be determined in accordance with generally accepted accounting principles consistently applied ("GAAP") except that the following shall be excluded from such determination:

               (i) intercompany receivables outstanding as of the date of the NAV determination which such receivables will not be paid into the Company by Seller or Seller's affiliates;

               (ii) any receivables in favor of the Company from Buyer outstanding as of the date of the NAV determination which such receivables will not be paid into the Company by Buyer and shall be written off simultaneously with the Closing;

               (iii) current income taxes payable, which shall be the responsibility of the Seller; and

               (iv) deferred income tax assets and liabilities, which shall be the responsibility of the Seller.

          (c) The Purchase Price set forth in Section 1.3(a) above shall be adjusted according to the following post-closing determinations (the "Post-Closing Adjustments"):

               (i) The Purchase Price shall be decreased by the amount, if any, of Excluded Liabilities which have not been satisfied by Seller prior to Closing.

               (ii) The Purchase Price shall be increased if more, or decreased if less, as the case may be by all of the following: (w) the full amount, if any, by which the July 25 NAV is more or less than the Base NAV; (x) fifty percent (50%) of the amount, if any, by which the August 15 NAV is more or less than the July 25 NAV if the Closing Date is subsequent to August 15, 1998, or fifty percent (50%) of the amount, if any, by which the Closing Date NAV is more or less than the July 25 NAV if the Closing Date is on or before August 15, 1998; (y) ten percent (10%) of the amount, if any, by which the Closing Date NAV is more or less than the August 15 NAV if the Closing Date is subsequent to August 15, 1998, and (z) an amount equal to thirty-nine percent (39%) of the total increase in NAV that does not increase the Purchase Price pursuant to the formula set forth in (x) and (y) above.

          (d) During the thirty (30) days following the Buyer's receipt of the Closing Schedule, Buyer and Deloitte & Touche, LLP ("Deloitte") shall be permitted, subject to the execution of customary and standard releases, to review such Schedule and working papers of KPMG related thereto. If any matter is in dispute and cannot be resolved in such thirty (30) day period, both accounting firms shall, within an additional five (5) day period following expiration of Deloitte's review period, submit the question or questions in dispute to the Washington, D.C. office of Arthur Anderson, LLP, or, in the event Arthur Anderson has a conflict or is otherwise unable or unwilling to accept the engagement, such other mutually agreed upon, neutral auditor (the "Neutral Auditor") which shall resolve the dispute within thirty (30) days after the question(s) are referred to them and whose decision shall be final and binding on all parties hereto. The parties shall share equally the fees, costs and expenses of the Neutral Auditor.

     On the later of (i) 120 days after the Closing Date or (ii), five
(5) business days after the earlier of the Seller and Buyer agreeing on the Post Closing Adjustments or the final decision of the Neutral Auditor, the payments described in Section 1.4(b) below shall occur (the "Second Closing Date").

     1.4  Payment.

          (a) On the Closing Date, Buyer shall pay to or for the benefit of the Seller, by wire transfer of immediately available funds, Fifty-Nine Million Dollars ($59,000,000) (the "Preliminary
Payment"); and

          (b) On the Second Closing Date, if the Purchase Price, after making the Post-Closing Adjustments, (i) exceeds the Preliminary Payment, Buyer shall pay to or for the benefit of the Seller, by wire transfer of immediately available funds, a sum equal to the amount of the excess in accordance with Section 1.3(c)(ii) plus interest from the Closing Date or (ii) is less than the Preliminary Payment, Seller shall remit to Buyer, by wire transfer of immediately available funds, a sum equal to such deficiency plus interest from the Closing Date. Interest shall be calculated at a rate equal to the prime rate of the Chase Manhattan Bank on the Closing Date.


2.   CLOSING.

     2.1 Closing Date. The closing of the transaction contemplated by the Agreement (the "Closing") shall take place at the offices of Wharton, Aldhizer and Weaver, P.L.C. in Harrisonburg, Virginia at 10:00 a.m. on the later of (a) August 3, 1998, or (b) the date that is two (2) business days following the date on which all of the conditions contained in Article 8, to the extent not waived, are satisfied (the "Closing Date"), or at such other place or time as the parties may agree. The Closing shall be deemed to have taken place at 12:01 a.m. on the Closing Date. Subject to provisions herein to the contrary, failure to consummate the purchase and sale contemplated herein on the date and time and at the place determined pursuant to this Section 2.1 will not result in the termination of the Agreement and will not relieve any party of any of its obligations herein; provided, however, either party may terminate this Agreement as provided in Article 10.

     2.2 Closing Transactions. Subject to the conditions set forth herein, on the Closing Date, the parties hereto agree as follows:

          (a) The Seller shall deliver to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers;

          (b) Buyer shall deliver to Seller the Preliminary Payment in accordance with Section 1.4(a); and

          (c) There shall be delivered to the Company, the Seller and Buyer, as applicable, the documents or instruments required to be delivered as set forth in Section 2.2(c) of the Disclosure Letter.


3. REPRESENTATIONS AND WARRANTIES OF SELLER. Except as set forth in a corresponding numbered section of the Disclosure Letter, the Seller represents and warrants to Buyer as follows:

     3.1 Organization, Power and Authority. The Seller and the Company are each corporations duly organized and existing in good standing under the laws of the Commonwealth of Virginia with all corporate power and authority, including possession of all material licenses, permits and authorizations, necessary to carry on their respective business as now being conducted and to own and operate their respective assets. The Company is duly qualified to do business in all jurisdictions where such qualification is required. Schedule
3.1 of the Disclosure Letter lists each jurisdiction where the Company is qualified to transact business as a foreign corporation. Seller has delivered or made available to Buyer true and complete copies of the Company's articles of incorporation, bylaws and resolutions of the board of directors and shareholder.

     3.2 Authorization of Transaction. The execution, delivery and performance by the Seller and the Company of this Agreement and the performance by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Seller and the Company. This Agreement is a valid and binding obligation of the Seller and the Company, and each instrument contemplated by this Agreement, when executed and delivered by the Seller and the Company in accordance with the provisions hereof, will be a valid and binding obligation of the Seller and the Company, in each case enforceable against the Seller and the Company in accordance with its terms (except as such enforceability may be limited by applicable creditors' rights laws.) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Seller or the Company,
(b) except as set forth in Section 3.2 of the Disclosure Letter, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) in the terms, conditions or provisions of any material agreement or material obligation (or agreements or obligations which in the aggregate would be material) to which the Company or the Seller is a party or by which its or their assets are bound, (c) except as expressly waived by Buyer, violate any judgment, order or award of any court, administrative agency or governmental body against or binding upon the Company, its assets or the Seller, (d) except as expressly waived by Buyer, constitute a violation by the Company of any law or regulation of any jurisdiction as relates to it or its assets, or (e) result in the creation of any lien or encumbrance on any of the Company's assets.

     3.3 Capitalization of Company. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia with authorized capital stock of 5,000 shares of common stock, with voting rights, without par value of which 1,000 shares are issued and outstanding and constitute the Shares. All issued and outstanding Shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities or "blue sky" laws, and, except as set forth in Section 3.3 of the Disclosure Letter, are owned by the Seller free and clear of all liens, pledges, claims, security interests or other encumbrances of any nature whatsoever. There are no outstanding or authorized options, warrants, rights, trusts, contracts or agreements of any kind or nature whatsoever with respect to shares of stock in the Company, except as set forth in Section 3.3 of the Disclosure Letter. Except as set forth in Section 3.3 of the Disclosure Letter, the Company does not own an equity interest in any corporation, limited liability company or other entity, and is not a partner of any partnership or joint venture.

     3.4 Compliance with Laws. Seller and their respective officers, directors, agents and employees have complied with all applicable laws, regulations, and ordinances, whether federal, state or local, which affect the business practices, or any owned or leased properties of the Company and to which the Company or any of its directors, officers, agents or employees may be subject, except where the failure to comply would not, individually or in the aggregate, have a material adverse effect on the Company and no claims have been filed against the Company alleging a violation of any such laws, regulations, or ordinances.

     3.5  Environmental.

          (a) Compliance with Environmental Laws. Except as disclosed in Section 3.5 of the Disclosure Letter, the Company has been and is operated in compliance with all Environmental Laws and all permits related to Environmental Laws except when the failure to be in compliance would not individually or in the aggregate, have a material adverse effect on the Company.

          (b)  Hazardous Materials.  Except as disclosed in Section
3.5 of the Disclosure Letter, the Company has neither caused nor allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Materials at any of the properties or facilities used in connection with the Company s business, including the Real Property (as defined in Section 3.26(c) hereof), except in compliance with all Environmental Laws. To Seller s and the Company's knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Materials has occurred at any of the properties or facilities used in connection with the Company s business, including the Real Property, except in compliance with all Environmental Laws.

          (c)  Existence of an Action.  Except as disclosed in Section
3.5 of the Disclosure Letter, neither Seller nor the Company has received any notice from any Governmental Authority or other person alleging or concerning any Environmental Claim against the Company,
whether for personal injuries or property damages.   Except as
disclosed in Section 3.5 of the Disclosure Letter, there is no pending or, to the knowledge of Seller and the Company, threatened claim affecting the Company or concerning any Environmental Claim, whether for personal injuries or property damages.

          (d) Environmental Permits. The Company is in possession of and in compliance with all material permits required under the Environmental Laws with respect to the operation of its business. Except as set forth in Section 3.5 of the Disclosure Letter, there are no claims, actions, proceedings, inquiries or investigations pending or, to the knowledge of Seller and the Company, threatened which seek to modify, revoke or deny renewal of any such permit. Neither Seller nor the Company has any knowledge of any fact or condition that is reasonably likely to give rise to any claims, actions, proceedings, inquiries or investigations to modify, revoke or deny renewal of any of such permit. Except as set forth in Section 3.5 of the Disclosure Letter, no consent, waiver or approval from any person is necessary for the transfer of any such permit, and the consummation of the transactions contemplated by this Agreement will not violate, alter, impair or invalidate, in any respect, any such permit.

          (e) Miscellaneous. Without in any way limiting the generality of the foregoing, except as set forth in Section 3.5 to the Disclosure Letter, (i) to the knowledge of the Seller and the Company, none of the off-site locations where the Company has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Materials has been identified as a facility that is subject to any existing claims, actions, proceedings, inquiries or investigations under any Environmental Law or, to the knowledge of Seller and the Company, is the subject of any threatened claims, actions, proceedings, inquiries or investigations by any person, (ii) no underground improvement regulated by any Environmental Law, including any storage or treatment tank, is located on the Real Property, (iii) to the knowledge of Seller and the Company, there is no asbestos contained in or forming part of the assets of the Company, and (iv) no polychlorinated biphenyls or polychlorinated biphenyls-containing items are used or stored at the Real Property.

          (f) Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "Environmental Claim" shall mean a claim under any Environmental Law or with respect to the presence, use, release, manufacture, generation, storage, transportation or disposal of any Hazardous Materials.

               (ii) "Environmental Law" shall mean (i) the Clean Air Act (42 U.S.C. Section 7401 et seq.), (ii) the Clean Water Act (33 U.S.C. Section 1251 et seq.), (iii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Re-authorization Act of 1986 (42 U.S.C. Section 9601 et seq.), (iv) the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), (v) the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), (vi) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.), (vii) the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), (viii) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. Section 6901 et seq.), (ix) the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), (x) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), (xi) any state or local law, ordinance, regulation, or statute regulating any activity or substance regulated by any of the foregoing statutes, or (xii) any other federal, state or local law, ordinance, regulation, or statute regulating any activity or substance regulated by law, ordinance, regulation, or statute prohibiting, regulating or restricting the disposal, generation, handling, placement, recycling, release, storage, or treatment of any contaminant, liquid, mass, material, matter, pollutant, solid, substance, or waste classified or considered to be hazardous or toxic to human health or the environment or otherwise related to environmental protection or health and safety.

               (iii) "Governmental Authority" shall mean any federal, state, local, or other governmental agency, department, branch, commission, board, bureau, court, instrumentality or body.

               (iv) "Hazardous Material" shall mean (i) any contaminant, liquid, mass, material, matter, pollutant, solid, substance, or waste for which any Environmental Law limits, prohibits, or regulates its disposal, generation, handling, placement, recycling, release, storage, or treatment, (ii) any carcinogenic, corrosive, explosive, flammable, infectious, mutagenic, radioactive, or toxic substance, (iii) any diesel fuel, gasoline, or other petroleum product in an unconfined manner, (iv) any substance that contains polychlorinated biphenyls, (v) any substance that contains asbestos,
(vi) any substance that contains urea formaldehyde foam installation,
(vii) any substance that constitutes a nuisance upon any property or
(viii) any substance that imposes a hazard to the health or safety of any individual.

     3.6 Financial Statements. The Seller has delivered or made available to Buyer (a) the Company's audited balance sheets at June 28, 1997 and June 29, 1996 and the related statements of earnings, shareholder equity and cash flows for the fiscal year ended June 28, 1997, and shall deliver on or before the Closing Date (or as soon thereafter as available) the Company's audited balance sheet at June 27, 1998, and the related statements of earnings, shareholder equity and cash flows for the fiscal year ended June 27, 1998 (collectively, the "Financial Statements"), and (b) shall deliver, as soon as they are available, the Company's unaudited balance sheet as of the end of the month prior to the Closing Date and the related statement of earnings for the period then ended (the "Interim Financial Statements"). The Financial Statements and the Interim Financial Statements fairly present, in all material respects, the financial position and results of operations and cash flows of the Company as of the respective dates thereof and for the periods therein referenced, all in accordance with generally accepted accounting principles; and the Financial Statements and Interim Financial Statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes, if any, to such Financial Statements and Interim Financial Statements.

     3.7 Undisclosed Liabilities. The Company is not liable for or subject to any liabilities which are material, except (a) liabilities disclosed or reserved for the Interim Financial Statements, (b) liabilities specifically disclosed in Section 3.7 of the Disclosure Letter, and (c) liabilities under any contract, commitment, or agreement specifically disclosed in this Agreement or the Disclosure Letter (or not specifically required to be disclosed in this Agreement or the Disclosure Letter as a result of failure to meet any minimum dollar thresholds), none of which liabilities under any such contract, commitment or agreement are required under generally accepted accounting principles consistently applied to have been adequately and specifically disclosed or reserved for on the Financial Statements or Interim Financial Statements, except for those liabilities as described in Section 3.7 of the Disclosure Letter. As used in this Agreement, the term "liability" shall include any direct or indirect liability, indebtedness, obligation, guarantee or endorsement (other than items, such as endorsements of notes, bills, and checks, presented to banks for collection or deposit in the ordinary course of business), either accrued, absolute, contingent or otherwise. Without limiting the generality of the foregoing, except as disclosed in
Section 3.7 of the Disclosure Letter, the costs of all retirement, incentive, bonus, or other plans or policies for the benefit of employees of the Company, including without limitation, the costs of all past service benefits, are fully accrued and reflected on the Interim Financial Statements.

     3.8 Governmental Authorities and Consents. Except as provided in Section 3.8 of the Disclosure Letter, neither the Company nor the Seller is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby. Other than as listed in
Section 3.8 of the Disclosure Letter, no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Company or the Seller in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Company is a party or the transactions contemplated hereby or thereby.

     3.9 Accounts Receivable. All accounts receivable reflected on the Financial Statements and the Interim Financial Statements and all accounts receivable of the Company arising subsequent to June 27, 1998 have arisen only in the ordinary course of business for goods sold and delivered or services performed. Unless paid prior to the Closing Date, the accounts receivable are current and are collectible net of the reserves shown on the Interim Financial Statements. Subject to such reserves, each of the accounts receivable has been or will be collected in full without set off within 150 days after which it first became due and payable. The reserves for bad debts, if any, reflected on the Interim Financial Statements are in accordance with generally accepted accounting principles and consistent with past practice.

     3.10 Inventory. All inventory reflected on the Interim Financial Statements and all inventory acquired by the Company subsequent to June 27, 1998 is usable or salable in the ordinary course of business of the Company consistent with past practice, and is reflected on the Interim Financial Statements and books of the Company at prices at least equal to the lower of cost or market value thereof. Proper recognition has been given to appropriate mark-downs for unusable or unsalable inventory. The inventory on hand is, and will be at the Closing, to the best of Seller's and Company's knowledge, ability and estimation (a) adequate for the conduct of the business, and (b) not in excess of normal operating requirements of the Company's business.

     3.11 Ownership of Assets. Except as set forth in Section 3.11 of the Disclosure Letter, the Company is the owner of its assets, and has good and marketable title to all of its assets, free and clear of any lien, security interest, lease, title, retention or financing agreement, charge or other encumbrance, (collectively the "Encumbrances") except for: (a) statutory liens for current taxes or assessments not yet due or delinquent, (b) mechanics', carriers', workers', repairers', warehousers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, and (c) such other liens, imperfections of title, charges, easements, restrictions, encumbrances and other matters of similar nature which do not relate to borrowed money and do not individually or in the aggregate, substantially impair or materially adversely interfere with the operation of its business, or materially detract from the value of the applicable property ("Permitted Encumbrances"). The assets of the Company as of the Closing Date will constitute all of the assets necessary to conduct the business as currently conducted and as conducted in generating the items of income and cash flows included in the Financial Statements and Interim Financial Statements. The building, plants, structures, and equipment of the Company are in operating condition and are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

     3.12 Absence of Certain Events.  Except as set forth in Section
3.12 of the Disclosure Letter, the Financial Statements or the Interim Financial Statements, since April 30, 1998, the Company has not:

          (a)  Amended its articles of incorporation or bylaws;

          (b) Changed its authorized capital stock or issued or sold, or purchased, redeemed or otherwise acquired, or issued any rights to subscribe for, or warrants to purchase, or entered into any agreement, commitment or obligation (including, without limitation, any convertible securities) to issue, sell, purchase, redeem or otherwise acquire, any shares of its capital stock, or made any declaration or any payment or distribution of any dividend or any other distribution with respect to its capital stock;

          (c) Incurred any liabilities, which are in the aggregate material (other than liabilities incurred in the ordinary course of business consistent with past practice and capital expenditures not in excess of $25,000), or discharged or satisfied any lien or encumbrance, or paid any liabilities, which are in the aggregate material (other than in the ordinary course of business consistent with past practice), or failed to pay or discharge when due any liabilities the failure to pay or discharge of which has caused or will cause any actual material damage or risk of material loss to the Company;

          (d) Sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice;

          (e) Created, incurred, assumed or guaranteed any indebtedness for money, borrowed, or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional contract or other encumbrances of any nature whatsoever, any of its assets or properties, except in the ordinary course of business consistent with past practice and liens, if any, of current taxes not yet due and payable or those arising by operation of law;

          (f) Entered into or suffered any amendment or termination of any material contract, commitment or agreement to which it is a party or by which it is bound, or cancelled, modified or waived any debts or claims held by it, other than in the ordinary course of business consistent with past practice;

          (g) Suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required by the Company to conduct its business or suffered any change in its financial condition or in the nature of its business or operations which has had or might have a material adverse effect on its business;

          (h) Received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have a material adverse effect on its business;

          (i) Increased the salaries or other compensation of, or made any advance or loan to, any of its shareholders, directors, officers or employees, or made any increase in, or any additions to, other benefits to which any of its shareholders, directors, officers or employees may be entitled, except in the ordinary course of business, provided however, that any increase or authorization to increase salary or other compensation shall not exceed in the aggregate in any twelve month period, three percent (3%) of the Company's aggregate compensation to officers, directors, or employees.

          (j) Changed any of the accounting principles followed by it or the methods of applying such principles; or

          (k) Entered into any transaction other than in the ordinary course of business or conducted its cash management practices other than in the ordinary course of business (including, without limitation, with respect to maintenance of collection of accounts receivable and payment of accounts payable);

     3.13 Taxes and Tax Returns.

          (a) General. Seller has made available to Buyer each Tax report and return in connection with the Company's assets, business, and employees that either Seller or the Company filed during the five years immediately preceding the date of this Agreement or such earlier period for which the statute of limitations has not yet expired, including any of Seller's combined, consolidated, or unitary income Tax reports and returns including the operations of the Company.

          (b) Consolidated Income Tax Returns. The Company has been included in Seller's combined, consolidated, and unitary income Tax reports and returns for all periods for which the applicable statute of limitations has not expired. In addition, the Company will remain a member of Seller's affiliated group with respect to the filing of such income Tax reports and returns through the Closing Date.

          (c) Tax Returns and Payments. Either Seller or the Company has timely filed all Tax reports and returns required to be filed by Seller or the Company in connection with the Company's assets, business, and employees and either Seller or the Company has timely paid and discharged all Tax obligations shown on such reports and returns, including any withholding obligations. Such Tax reports and returns are accurate and complete in all material respects and correctly compute the Tax obligation to which each such report or return pertains.

          (d) No Notices. Except as disclosed in Section 3.13 of the Disclosure Letter, neither Seller nor the Company has received any determination letter, revenue agent report, or other notice of any proposed or outstanding Tax deficiency against or allocable to the

Company which remain pending and/or have not yet been resolved. Except as set forth in Section 3.13 of the Disclosure Letter, neither Seller nor the Company has executed any extension agreement or waiver of any statute of limitations with respect to the assessment or collection of any Tax against the Company.

          (e) No Audits. Except as disclosed in Section 3.13 of the Disclosure Letter, neither the Internal Revenue Service ("IRS") nor any other taxing authority (collectively with the IRS, the "Taxing Authorities") has contacted Seller or the Company concerning a future audit or examination of any Tax reports and returns that include the Company other than audits and examinations which have been resolved and any taxes due in connection therewith have been paid. Except as disclosed in Section 3.13 of the Disclosure Letter, no such audit or examination is in process or has occurred with respect to any period for which the statute of limitations has not expired.

          (f) No Tax Liens. No Tax liens exist with respect to any assets of the Company, other than statutory Tax liens for Taxes not yet due.

          (g) No Agreements. No Tax ruling from any Taxing Authority addressed to the Company or closing agreement with any Taxing
Authority has a continuing effect upon the Company. In addition, no such Tax ruling or closing agreement is pending.

          (h) No Golden Parachutes. The Company does not have any contract that could require the Company to make any "excess parachute payment" as defined under Section 280G of the Code, determined without considering any of the exceptions contained in such Section.

          (i) No Partnerships. The Company is not a member of any joint venture, partnership, or other arrangement or Contract that is treated as a partnership for income Tax purposes.

          (j) No Property Treated as Owned by Another Person. No property of the Company is property that the Company is required to treat as owned by another Person pursuant to Section 168(f)(8) of the Code or any other applicable Law.

          (k) No Tax Exempt Use Property. No property of the Company is "tax exempt use property" as defined under Section 168(h)(1) of the Code.

          (l) No Tax Exempt Bond Financed Property. Other than certain of the Excluded Liabilities, no property of the Company is "tax exempt bond financed property" under Section 168(g) of the Code.

          (m) No Transfer Taxes. Except as set forth in Section 3.13 of the Disclosure Letter, the sale of the Shares to Buyer will not impose or create any Tax obligations on Buyer or the Company, including any withholding Tax obligations on Buyer.

          (n) No Foreign Seller. Seller is not a "foreign person" under Sections 1445 and 7701 of the Code.

          (o) NOL Carry forwards. The Company has no net operating loss carry forwards.

          (p) Definitions. For the purposes of this Agreement, "Tax" shall mean any assessment, charge, duty, fee, impost, levy, tariff, or tax of any nature whatsoever imposed by any federal, state, local, or other governmental agency, department, branch, commission, board, bureau, court, instrumentality or body, or payable pursuant to any tax sharing agreement, including any income, payroll, withholding, excise, gift, alternative minimum, capital gain, added value, social security, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock, and franchise tax or charge, together with any related interest, penalties or additions thereon.

     3.14 Patents and Trademarks. Those intellectual property assets listed in Section 3.14 of the Disclosure Letter are all those necessary for the operation of the Company's business as it is currently conducted. The Company or the Seller (or their respective officers) is the owner of all right, title and interest in and to each such intellectual property asset, free and clear of all liens, security interests, charges, or encumbrances, except as otherwise disclosed in this Agreement and/or the Disclosure Letter. To the knowledge of Seller and the Company, no person has infringed upon or misappropriated any of such intellectual property.

     3.15 Legal Proceedings. Except as set forth in Section 3.15 of the Disclosure Letter, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of the Company or the Seller, threatened or contemplated, by or against or affecting the business, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind. The Company is not subject to, or in default with respect to any, indictment, order, injunction, decree or award of any court, arbitrator or governmental agency or body, domestic or foreign. Except as disclosed in Section 3.15 of the Disclosure Letter, neither the Company nor the Seller has any knowledge of any state of facts or occurrence of any event that might reasonably form the basis of any claim against the Company which might have a materially adverse effect on its assets.

     3.16 Schedules of Material Contracts. Set forth in Section 3.16 of the Disclosure Letter are complete and accurate lists of the following as of July 31, 1998:

          (a) All employment, consulting, agency or representative agreements to which the Company is a party or is otherwise bound;

          (b) Each instrument or agreement defining the terms of which any debt of, or guarantee by, the Company has been or may be issued;

          (c) All loans or advances (excluding advances for ordinary and necessary business expenses) by the Company to any of its officers, directors or shareholders, or any member of their immediate families; and

          (d) All contracts, commitments or agreements, including without limitation, lease agreements, to which the Company is a party or is otherwise bound which involve or might involve future payments by the Company of more than $50,000 or which extend or might extend beyond twelve (12) months from the date hereof, and all other contracts, commitments or agreements which might materially affect the
Company.   Except as may be disclosed in Section 3.16 of the
Disclosure Letter, the Company has no knowledge of any breach or default, or claimed or alleged breach or default, by the Company or any other party under any term or provision of any material contract, commitment, agreement, plan, authorization, instrument or other document listed in the Disclosure Letter.

     3.17 Officers and Directors, Employees, Powers of Attorney and Certain Authorized Persons. Section 3.17 of the Disclosure Letter sets forth a complete and accurate list of:

          (a) The names of all directors and the names and offices of all officers of the Company;

          (b) The names, job title, date of employment and current compensation (including salary, bonus and amounts paid under any benefit plan) of all employees and independent contractors of the Company whose total compensation equals or exceeds $40,000 per annum

(hereinafter "Key Employee"); and

          (c) The names of all persons authorized to borrow money and guarantee indebtedness on behalf of the Company.

     3.18 Transactions with Affiliates. No director, officer or shareholder of the Company, or any member of their immediate families, owns or has an ownership interest in any business, corporate or otherwise other than the Seller, which is a party to, or in any property which is the subject of, business arrangements or relations of any kind with the Company.

     3.19 Insurance. Section 3.19 of the Disclosure Letter contains a true and complete list of all policies or binders of fire, liability, product liability, vehicular, title and other insurance held by the Company specifying the insurer, the amount of the coverage, the type of insurance, and the policy number, if any. As of the date of this Agreement, the policies and binders listed in Section
3.19 of the Disclosure Letter are in full force and effect, are valid, binding and enforceable in accordance with its terms, insure the Company in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and have been issued by insurers authorized to do business in locations in which the Company is located. There is no default with respect to any provision contained in any such policy or binder nor has there been any failure to give any notice or present any claim under any such policy or binder in due and timely fashion. No notice of cancellation or non-renewal of any such policy or binder has been received.

     3.20 Delivery of Documents: Corporate Records. The Company has made available to Buyer true, correct and complete copies of all documents, including all amendments, supplements or modifications thereof or waivers currently in effect thereunder, described in the Disclosure Letter and in the articles of incorporation and the bylaws, as amended, of the Company. The minute record book of the Company, which has been made available to Buyer for its inspection, contains accurate records of all meetings and consents in lieu of meetings of the Board of Directors (and any committee thereof) and voting of shareholders of Company since the time of incorporation and accurately reflect all transactions referred to in such minutes and consents and accurate records of all issuances and transfers of record of the capital stock of the Company, and will be complete and current as of the Closing.

     3.21 Brokerage. Except as set forth in Section 3.21 of the Disclosure Letter, there are no claims for brokerage commission, finders fees or similar compensation in connection with the transaction contemplated by this Agreement based on any arrangements or agreements made by or on behalf of the Company. Seller shall be responsible for all such claims, fees and compensation for the matters set forth in Section 3.21 of the Disclosure Letter.

     3.22  Employees.

          (a) No Key Employee and no group of employees or independent contractors of the Company has any plans to terminate his or her employment or relationship as an independent contractor with the Company.

          (b) All employees of the Company are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all laws. All sums due for employee compensation and benefits and all vacation time owing to any employee of the Company (including all persons whose employment by the Company terminated prior to the date of this Agreement) have been duly and adequately accrued on the accounting books and records of the Company.

          (c) Contracts. Section 3.22 of the Disclosure Letter lists each (i) contract between the Company and a Key Employee, and (ii) collective bargaining agreement and other contract to or with any labor union, employee representative or group of employees. Other than the contracts listed in Section 3.22 of the Disclosure Letter, the Company's employment of each employee is terminable at will without any penalty or severance obligation of any kind on the part of the Company, subject to any requirements of applicable law. To the knowledge of the Company and the Seller, there are no pending attempts to form an employee or union organization affecting the Company, and to the Seller's and Company's knowledge, no such attempts have taken place in the past five years.

          (d) Compliance with Labor Laws. The Company has complied and is presently complying in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice.

          (e) Labor Actions and Relations. There is no unfair labor practice charge or complaint against the Company pending or threatened before the National Labor Relations Board nor is there any grievance or any arbitration proceeding arising out of or under any collective bargaining agreement pending. There is no labor strike, slowdown or work stoppage pending or threatened against the Company. The Company has neither experienced any significant work stoppages nor been a party to any action before the National Labor Relations Board involving any issue for the past three years nor been a party to any arbitration proceeding arising out of or under any collective bargaining agreement for the past three years. Except as disclosed in
Section 3.22 of the Disclosure Letter, there is no charge or complaint pending or, to the Seller s and Company s knowledge, threatened against the Company before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction.

     3.23  Employee Benefit Plans.

          (a) Each of the Company Plans is, and has been, adopted and operated in material compliance with its terms and all applicable laws, rules and regulations (including, where applicable, the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code).

          (b) None of the Company Plans or any trusts relating thereto have engaged in any transaction in connection with which the Company or any fiduciaries of any Company Plans or related trusts is or could be subject either to a civil penalty or other liability under Sections 502(i), 406 or 409 of ERISA or a tax imposed by Section 4975 of the Code, and no event has occurred and no condition exists with respect to the Company Plans that could subject the Company to any other tax or penalty under the Code or civil penalty or other liability under ERISA or other laws.

          (c) Except as set forth in Section 3.23 of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director or independent contractor of Company to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of payments or compensation due any such person; or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

          (d) Neither the Company nor Buyer shall have any liability or obligation under the Company Plans after the Closing.

          (e) The following terms defined in this Section 3.23 shall have the meanings specified below for all purposes of this Agreement:

          "Company Plans" shall mean all Plans maintained by or contributed to by the Company or which cover any employees, former employees, retirees, directors or independent contractors of the Company or any other Plan as to which the Company has any liability, actual, contingent or otherwise.

          "Plan" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, restricted stock, stock option, severance, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program, agreement or arrangement or any other employee benefit plan, program, agreement or arrangement, including any such plan, program, agreement or arrangement covering retirees or former employees and including without limitation any "employee pension benefit plan" and any employee welfare benefit plan as those terms are defined in Section 3 of ERISA.

     3.24 Suppliers and Customers. The relationships of the Company with its material suppliers and material customers are satisfactory. Except as set forth in Section 3.24 of the Disclosure Letter, no such material supplier or customer has canceled or otherwise terminated, or, to the Seller and Company s knowledge, threatened to cancel or otherwise terminate, its relationship with the Company, or to materially decrease its services to the Company or its usage of the services of the Company. Any such cancellation, termination or threat by a material supplier or material customer which is not also a material supplier or customer of the Buyer as of the date of this Agreement shall not constitute a breach of this representation and warranty, if such material supplier or material customer is, or shall have become, a material supplier or material customer of the Buyer prior to the Closing Date.

     3.25 Books and Records. The books and records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

     3.26  Real Property.

          (a) Owned Real Property. Schedule 3.26(a) lists each parcel of real property owned by the Company. Each parcel of real property listed in Section 3.26(a) of the Disclosure Letter and any parcel of real property purchased after the date hereof (collectively, the "Owned Real Property") is (i) in compliance with all material laws, ordinances, rules and regulations, including the Americans with Disabilities Act and any material building, fire, land use, occupancy, safety, set-back, or zoning law or ordinance, (ii) not burdened by any covenant, easement, encroachment, restrictive covenant, right-of-way, servitude, lien, security interest or other encumbrance, other than Permitted Encumbrances, and (iii) not subject to any condemnation, eminent domain or similar action, claim or proceeding. Seller has delivered or made available to Buyer a true and complete copy of all surveys, title policies, title commitments, environmental reports and material correspondence from any governmental authorities in the possession of Seller or the Company with respect to each parcel of Owned Real Property.

          (b) Leased Real Property. Section 3.26(b) of the Disclosure Letter lists all the leases of real property ("Leased Real Property") to which the Company is a party. All of the leases in
Section 3.26(b) of the Disclosure Letter and any leases of real property entered into after the date of this Agreement (collectively, the "Real Property Leases") are valid, binding and in full force and effect. Seller has made available to Buyer a true and correct copy of each Real Property Lease (and will make such copy of any Real Property Lease entered into after the date of this Agreement). Except as disclosed in Section 3.26(b) of the Disclosure Letter (i) each of the Real Property Leases is in full force and effect and has not been amended or modified; (ii) neither the Company nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder; (iii) neither Seller nor the Company has received any notice that any party to any Real Property Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; and (iv) no rental under the Real Property Leases has been paid more than one month in advance.

          (c) The zoning of each parcel of the Owned Real Property and Leased Real Property (collectively the "Real Property") permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon.

          (d) At Closing, the Real Property will be free and clear of all Encumbrances, other than Permitted Encumbrances, or other restrictions which would materially affect the use for which it is held by the Company. Neither Seller nor the Company has received notice that any of the Real Property is subject to any governmental decree or order to be sold, or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Seller's and Company's knowledge, has any such condemnation, expropriation or taking been proposed.

     3.27  Personal Property

          (a) Owned Personal Property. Section 3.27(a) of the Disclosure Letter lists all of the personal property (including all machinery, equipment, vehicles, structures, fixtures and furniture) owned by the Company, located on its premises or shown on the Interim Financial Statements or acquired after the date thereof (except for inventory subsequently sold in the ordinary course of business and consistent with past practice and for personal property with a net book value of less than $10,000 which may not be listed).

          (b) Leased Personal Property. Section 3.27(b) of the Disclosure Letter lists all the leases of personal property to which the Company is a party and require payment of more than $12,000 per annum. All of the leases on Section 3.27(b) of the Disclosure Letter and any leases of personal property entered into after the date of this Agreement and require payments of more than $12,000 per annum (collectively, the "Personal Property Leases") are valid, binding and in full force and effect. Neither the Company nor any other person is in default under any Personal Property Lease, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or any other person. True and complete copies of all the Personal Property Leases and any amendments thereto have been made available to Buyer.

     3.28 Permits. "Permit" shall mean any license, approval, certificate, franchise, registration, permit or authorization issuable by any federal, state, local or other governmental agency, department, branch, commission, board, bureau, court, instrumentality or body (collectively, "Governmental Authority"). Section 3.28 of the Disclosure Letter lists each Permit issued to the Company or with respect to any of its assets that is material to the Company (the "Material Permits"). Each Material Permit is currently in effect, no violation of the terms of such Material Permit has occurred, the issuing Governmental Authority has not taken or, to Seller's and Company's knowledge, threatened to take any action to revoke or limit such Material Permit, and, to Seller's and Company's knowledge, no basis exists for revoking or limiting it. In addition, to the

Seller's and Company's knowledge, no issuing Governmental Authority has indicated that it will not renew a Material Permit and no basis for failing to renew a Material Permit exists. No Material Permit will terminate or require re-issuance in connection with the change in control of the Company upon the sale of the Shares to Buyer.

     3.29 Bank Accounts; Powers of Attorney. Section 3.29 of the Disclosure Letter lists the names of (a) each bank, trust company and stock or other broker with which the Company has an account, credit line or safe deposit box or vault (the "Bank Accounts"), (b) all persons authorized to draw on, or to have access to, each of the Bank Accounts, and (c) all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company. Each of the Bank Accounts has a zero or positive cash balance. No proxies, powers of attorney or other like instruments are irrevocable.

     3.30 Capital Projects. Section 3.30 of the Disclosure Letter sets forth a list of all capital projects of the Company, including construction projects and acquisitions of capital assets, which have been commenced but not completed, or with respect to which commitments have been entered into with third persons, as of June 27, 1998 ("Capital Projects"). Section 3.30 of the Disclosure Letter also sets forth with respect to each Capital Project (a) the amounts budgeted by the Company, or the amounts contractually committed to be expended for such Capital Project, and (b) the amounts remaining to be paid after June 27, 1998 for completion of such Capital Project.


4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Company and Seller as follows:

     4.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Buyer is a party and perform its obligations hereunder and thereunder. Buyer has delivered to Seller true and complete copies of Buyer's articles of incorporation and its bylaws.

     4.2 Authorization of Transaction. The execution, delivery and performance by the Buyer of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Buyer. This Agreement is a valid and binding obligation of the Buyer, and each instrument contemplated by this Agreement, when executed and delivered by the

Buyer in accordance with the provisions hereof, will be a valid and binding obligation of the Buyer, in each case enforceable against the Buyer in accordance with its terms (except as such enforceability may be limited by applicable creditors' rights laws.) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Buyer, (b) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) in the terms, conditions or provisions of any material obligation (or obligations which in the aggregate would be material) to which the Buyer is a party or by which Buyer is bound, (c) violate any judgment, order or award of any court, administrative agency or governmental body against or binding upon the Buyer, or (d) constitute a violation by the Buyer of any law or regulation of any jurisdiction as relates to it or its assets.

     4.3 No Violation. Buyer is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party.

     4.4 Governmental Authorities and Consents. Except for the pre-merger notification report required under the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), Buyer and its officers, directors, employees, affiliates, subsidiaries or owners are not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby, and no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party or the transactions contemplated hereby or thereby.

     4.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's knowledge, threatened against or affecting Buyer (or any of Buyer's officers, directors, employees, affiliates or subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

     4.6 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation incurred by Buyer in connection with the transactions contemplated by this Agreement.

     4.7 Financing. Buyer has the funds and/or the financing available (and at Closing will have the funds and/or financing available) to consummate the transactions contemplated by this Agreement.


5.   COVENANTS OF SELLER AND COMPANY.

     5.1 Access. Until the Closing, the Company shall give the authorized representatives of Buyer reasonable access, during normal business hours and upon reasonable notice, to all of the records and properties of the Company. The Company will furnish the representatives of Buyer during such period with all information as such representatives may reasonably request and cooperate with such representatives in connection with such review and examination.

     5.2 Operation of the Business of Company. The Company and the Seller agree that from the date hereof until Closing, except as otherwise provided below, it and they will operate the Company's business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it and they will (i) maintain the assets in good repair, order and condition, reasonable wear and tear excepted; (ii) maintain in full force and effect all licenses, permits, easements and rights and other authorizations currently in effect; (iii) use their best efforts to maintain in full force and effect the insurance policies and binders currently in effect, including, without limitation, those listed in Section 3.19 of the Disclosure Letter; (iv) use their best efforts to keep available the services of its present officers, employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors, and any others having business relations with them; (v) give to Buyer and its respective accountants, counsel and other representatives reasonable access, without unreasonably interfering with the Company's business operations, to all of its assets, including without limitation its properties, contracts, commitments, agreements and records (financial and other) and furnish to Buyer all such documents and copies of documents and records and information with respect to its affairs and copies of any working papers relating thereto as Buyer shall from time to time reasonably request; (vi) promptly advise Buyer in writing of the threat or commencement of any dispute, claim, action, suit or proceeding, arbitration or investigation when the amount claimed is $25,000 or more in the aggregate or the occurrence of any development of a nature that is or may be materially adverse to the business, operations, properties, assets or prospects of the Company; (vii) not propose or take any action which would make any representation or warranty in Section 3 hereof untrue; and (viii) maintain salaries, bonuses and other compensation levels as of the date hereof except to the extent such salaries, bonuses and other compensation levels may be modified in the ordinary course of the Company s business, not to exceed 3% of the Company's aggregate compensation in any twelve month period.

     5.3 Required Approvals. As promptly as practicable after the date of this Agreement, the Seller will, and will cause the Company to, make all filings required to be made by them in order to consummate the transactions contemplated by this Agreement (including all filings under the HSR Act), the cost of which shall be paid by Buyer. Between the date of this Agreement and the Closing Date, the Seller will, and will cause the Company to (a) cooperate with Buyer with respect to all filings that Buyer is required to make in connection with the contemplated transaction, and (b) cooperate with Buyer in obtaining all consents necessary, including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act.

     5.4. Cooperation by Seller. From July 2, 1998 through the Closing, Seller has used and shall continue to use all reasonable efforts to take all actions and do all things necessary or advisable to consummate the transactions contemplated by this Agreement, and cooperate with the Buyer in connection with the foregoing, and to cause all conditions set forth in Article 8 to be satisfied on or prior to Closing.

     5.5 Supplements to Agreement and Disclosure Letter. If, between the date of this Agreement and the Closing Date, Seller or the Company becomes aware that any of the representations and warranties in this Agreement or the Disclosure Letter was materially inaccurate when made or if during such period any event occurs or condition changes that would cause any such representation or warranty to be materially inaccurate had such representation or warranty been made as of the time of such occurrence or change, then Seller shall notify Buyer thereof in writing and supplement the Disclosure Letter hereto to account for any such inaccuracy, event or change. Any such supplement to the Disclosure Letter shall not be deemed to have been disclosed as of the date of this Agreement or to have cured any breach of a representation or warranty made in this Agreement, unless so agreed to in writing by Buyer.

     5.6 Stand still. Until the earlier to occur of the Closing or August 15, 1998, Seller shall not, nor shall Seller permit the Company or any representative of Seller or the Company to, (a) directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person (other than Buyer and its representatives) concerning any merger, sale of securities, sale of substantial assets, investment proposals or similar transaction involving the Company, (b) entertain or discuss any acquisition or investment proposals whatsoever relating to the Company, or (c) disclose to any third party any non-published information concerning the Company or its financial condition.

     5.7 Discharge of Encumbrances. Seller shall take all actions and do all things necessary to pay off or otherwise discharge all Excluded Liabilities and to cause all Encumbrances other than Permitted Encumbrances on the assets of the Company to be terminated or otherwise discharged at or prior to the Closing. Seller shall not use any of the Company's assets or cash balances to pay off the Excluded Liabilities.

     5.8 Resignations. Seller shall cause each of the Company's officers, directors, consultants and Key Employees whose resignation Buyer requested in writing concurrent with the execution of this Agreement to resign pursuant to a written resignation effective immediately before the Closing. Seller shall make any severance or other payments to such persons in connection with their resignations.

     5.9 Withdrawal or Termination of Company Plans. At or prior to the Closing, Seller shall cause the Company to withdraw as a participating employer in, or cause the termination of, any and all plans, programs, agreements and arrangements for the benefit of the Company's current or former employees (collectively the "Company Plans"). Neither the Company nor Buyer shall have any liability or obligation under the Company Plans after the Closing.

     5.10 Environmental Due Diligence. Buyer shall have completed the environmental site assessment audits and delivered to Seller an executive summary of same (the "Executive Summary") which it has commissioned Environmental Resources Management of Kennesaw, Georgia

("ERM") to conduct with respect to the Real Property. From and after Closing, Seller shall be responsible for the actual costs of any further restoration, remedial work or other environmental action which is indicated in the Executive Summary (including the need to conduct further testing and analysis (collectively, "Environmental Remediation"). A copy of the Executive Summary is annexed to Section
3.15 of the Disclosure Letter. If the estimated cost of Environmental Remediation (as estimated by ERM prior to or at Closing and after consultation with Seller and Buyer) is less than Five Million Dollars ($5,000,000.00), Buyer shall not have the right to terminate this Agreement under Section 10.1(c) as a result of the condition set forth in this Section 5.10 not being fulfilled. If the estimated cost of Environmental Remediation is $5,000,000.00 or more, Buyer and Seller each shall have the right to terminate this Agreement under Section 10.1(c) and Section 10.1(b), respectively, as a result of the conditions set forth in this Section 5.10 not being fulfilled. Seller shall have the exclusive right to control the Environmental Remediation and Seller will have the obligation to commence and complete the Environmental Remediation which shall (i) be conducted by an entity certified and qualified to do such Environmental Remediation and (ii) bring the Real Property into compliance with applicable law and regulation.


6.   COVENANTS OF BUYER.

     6.1 Cooperation by Buyer. From July 2, 1998 through the Closing Date, Buyer has used and shall continue to use all reasonable efforts to take all actions and do all things necessary or advisable to consummate the transactions contemplated by this Agreement, and cooperate with the Seller in connection with the foregoing, and to cause all conditions set forth in Article 8 to be satisfied on or prior to Closing.

     6.2 Employee Matters. For the period beginning on the Closing Date and ending on June 26, 1999, Buyer shall provide to the employees of the Company employee benefits which are substantially similar to either the benefits provided to similarly situated employees of the Buyer and its affiliates, or those benefits which are provided to the employees of the Company immediately prior to the Closing Date. Employees shall include all persons on leave of absence in accordance with the Company's policies, including workers' compensation.

7.   MUTUAL COVENANTS.

     7.1 Governmental Consents. Promptly after the date of this Agreement, each party shall take all actions, do all things necessary and cooperate with each other to obtain all consents required by any Governmental Authority to consummate as promptly as possible the transactions contemplated hereby, including the filing of any pre-merger notification required under the HSR Act. The parties shall use all reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information.
Buyer shall pay the statutory filing fee required by the HSR Act.

     7.2  Consents to Assign Leases and Contracts.

          (a) Cooperation and Reasonable Efforts. Each party hereby agrees to use reasonable efforts, to take reasonable actions, including Buyer's delivery to third parties of its audited financial statement, and to cooperate with each other as may be necessary to obtain consents to transfer and assign all licenses, permits, contracts, leases and agreements requiring consent. Prior to sending any request for a consent, Seller shall submit such request to Buyer for its approval which shall not be unreasonably withheld. Seller shall promptly deliver to Buyer copies of all consents received and all correspondence and requests concerning the consents. Buyer shall have the right to reasonably participate in any discussions between Seller and any person from whom Seller seeks a consent. Except as expressly provided herein, neither party shall be required to pay any sum, to incur any obligation or to agree to any amendment of any license, permit, contract, lease or agreement in order to obtain any such consent to transfer and assign the license, permit, contract, lease or agreement.

          (b) Pre-Closing; Required Consents. Section 7.2 of the Disclosure Letter sets forth the list which Buyer has delivered to Seller of the licenses, permits, contracts, leases and agreements to which a consent to transfer and assign must be obtained from the appropriate third party prior to Closing (collectively, the "Required Consents"). Except for the Required Consents, the obtaining of any consents related to licenses, permits, contracts, leases and agreements shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Consent has been obtained.

          (c) Post-Closing Efforts to Obtain Consents. In the event any Required Consent is not obtained on or prior to Closing, each Party will, for a period of one year following the Closing Date, (i) abide by the requirements of Section 7.2(a), and (ii) cooperate with each other in any lawful and reasonable arrangement to provide that Buyer shall receive the benefits under any license, permit, contract or agreement not assigned and transferred at the Closing by reason of the failure to obtain such Required Consent (a "Non-Transferred Instrument"), provided that, to the extent the parties are successful in providing the material benefits of any Non-Transferred Instrument to the Company, the Company shall pay, honor and discharge when due all liabilities of the Company related thereto to the extent the liabilities were incurred after the Closing Date.

     7.3  Books and Records.

          (a) Access. For a period of six years after Closing, each party shall provide the other party with reasonable access during normal business hours to its books and records relating to the Company (other than books and records protected by the attorney-client privilege) to the extent that they relate to the condition or operation of the Company prior to Closing and are requested by such party to prepare its tax returns, to respond to third party claims or for any other legitimate purpose specified in writing. Each party shall have the right, at its own expense, to make copies of any such books and records.

          (b) Destruction. For a period of three years after Closing, no party shall dispose of or destroy any books and records relating to the Company to the extent that they relate to the condition or operation of the Company prior to the Closing without first offering to turn over possession thereof to the other party by written notice at least 30 days prior to the proposed date of disposition or destruction.

          (c) Confidentiality. Each party may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Company from documents and other materials requested and made available pursuant to this Section and may condition the other party's access to documents and other materials that it deems confidential to the execution and delivery of an agreement by the other party not to disclose or misuse such information.

          (d) Assistance. Each party shall, upon the written reasonable request of and at the requesting party's expense, make personnel available to assist in locating and obtaining any books and records relating to the Company to the extent that they relate to the condition or operation of the Company prior to Closing and make personnel available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any third party claim in which the other party does not have any adverse interest. Notwithstanding the foregoing, neither party shall be obligated to provide any assistance or take any action which would disrupt its business operations.


8.   CONDITIONS PRECEDENT.

     8.1 Conditions Precedent to Buyer's Obligations. All obligations of Buyer to consummate this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions and the receipt of the following documents (subject to the right of Buyer to waive such requirement):

          (a) Certificate as to Representations, Warranties and Covenants. All of the representations and warranties of the Seller contained in this Agreement, the Disclosure Letter, or in any certification, list, certificate or document delivered pursuant to the provisions hereof shall be true at Closing Date as though such representations and warranties were made on such date, (except to the extent stated therein to be true as of some other date and except to reflect changes permitted or contemplated by this Agreement), provided however, this Section 8.1(a) shall be deemed satisfied if the failures of such representations and warranties to be true and correct would not individually or in the aggregate be reasonably likely to result in damages to the Company or Buyer of more than Seven Hundred Fifty Thousand Dollars ($750,000), and an executive officer of Seller shall have delivered to Buyer a certificate, in the form set forth in
Section 8.1(a) of the Disclosure Letter, confirming the satisfaction of the conditions set forth in this Section 8.1.

          (b) Performance of Covenants. Seller shall have executed, delivered, performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be executed, performed or complied with by it including without limitation, the documents identified in Section 2.2(c) of the Disclosure Letter.

          (c)  Certificate as to Corporate Authority.  Annexed to
Section 8.1(c) of the Disclosure Letter is a certified copy of the appropriate board and shareholder's resolution of the Seller authorizing the execution and performance of this Agreement and all necessary documents to consummate this Agreement, along with a certificate of the Secretary of State of each state in which the Company is qualified to do business stating that the Company is in good standing as of the Closing Date.

          (d) Opinion of Counsel. Seller shall have delivered to the Buyer an opinion of counsel for Seller, dated as of the Closing Date and in substantially the same form as set forth in Section 8.1(d) of the Disclosure Letter.

          (e) Government Filings. All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and the continued operation of the Company's businesses thereafter, shall have been duly made and obtained on terms satisfactory to Buyer, including, without limitation, all filings under the HSR Act, and pursuant to any rules or regulations promulgated by the U.S. Food and Drug Administration and the U.S. Department of Agriculture, and copies of each of the foregoing shall have been delivered to Buyer, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

          (f) Amendment to Warehouse Storage and Services Agreement. Amendments, substantially in the form set forth in Section 8.1(f) of the Disclosure Letter, shall have been made to that certain Warehouse Storage and Service Agreement dated April 1, 1998 entered into between the Company and Wampler Foods, Inc.

          (g) Non-Compete Covenants/Employment Agreements. As at Closing, Seller shall have executed a non-competition agreement substantially in the form set forth in Section 8.1(g) of the Disclosure Letter and Buyer shall have entered into satisfactory employment agreement (including covenants not to compete) with R. O. Deavers.

          (h) Consents. Seller shall have received and delivered to Buyer all Required Consents, each in form and substance reasonably satisfactory to Buyer, and all such Required Consents shall be in full force and effect.

          (i) Release. Seller shall have executed and delivered to Buyer a release in the form set forth in Section Schedule 8.1(i) of the Disclosure Letter.

          (j) No Order as Action. No order shall be in effect forbidding or enjoining the consummation of the transactions contemplated by this Agreement. No action shall be pending seeking to enjoin the Closing, or seeking damages or other relief against Buyer as a result of the transactions contemplated hereby.

          (k) Transitional Services Agreement. Seller and Buyer will enter into the transitional services agreement in the form set forth in Section 8.1(k) of the Disclosure Letter.

     8.2  Conditions Precedent to Company's and the Seller's
Obligations. All obligations of the Company and the Seller to consummate this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions and the receipt of the following documents (subject to the right of the Company or Seller to waive such requirement):

          (a) Representations and Warranties. Buyer's representations and warranties contained in this Agreement or on any certificate or document delivered pursuant to the provisions hereof shall be true as of the Closing as though such representations and warranties were made on such date (except to the extent that it is stated herein to be true as of some other date and except to reflect changes permitted or contemplated by this Agreement) provided, however, this Section 8.2(a) shall be deemed satisfied if the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to result in damages to the Company or the Seller of more than Seven Hundred Fifty Thousand Dollars ($750,000) and an executive officer of Buyer shall have delivered to Seller a certificate in the form set forth in Section Schedule 8.2(a) of the Disclosure Letter, confirming the satisfaction of the conditions set forth in this Section 8.2.

          (b) Performance of Covenants. Buyer shall have executed, performed and complied with all agreements and conditions required by this Agreement to be executed, performed or complied with by it prior to or as of the Closing Date and Buyer shall deliver to Seller a certificate signed by its Secretary to such effect.

          (c)  Certificate as to Corporate Authority.  Annexed to
Section 8.2(c) of the Disclosure Letter is a copy of the appropriate board resolutions of Buyer ratifying or authorizing the execution and performance of this Agreement and all necessary documents to consummate this Agreement as certified by its secretary.

          (d) Opinion of Counsel. Buyer shall have delivered to the Seller an opinion of counsel for Buyer, dated as of the Closing Date, in substantially the same form as set forth in Section 8.2(d) of the Disclosure Letter.

          (e) Government Filings. All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms satisfactory to the Seller, including, without limitation, all filings under the HSR Act, and pursuant to any rules or regulations promulgated by the U.S. Food and Drug Administration and the U.S. Department of Agriculture, and copies of each of the foregoing shall have been delivered to the Seller, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

          (f) Covenants and Agreements. Buyer shall have executed, performed and complied in all material respects with all of the covenants and agreements required to be executed and performed by it under this Agreement on or prior to the Closing.


9.   INDEMNIFICATION.

     9.1 Indemnification of Buyer Indemnities. Seller shall indemnify and hold harmless Buyer, the Company and their respective officers, directors, employees, attorneys, stockholders, controlling persons, and affiliates (collectively, the "Buyer Indemnities") from, and will pay to the Buyer Indemnities the amount of any Damages (as defined in Section 9.3 below) arising, directly or indirectly, from or in connection with:

          (a) the inaccuracy of any representation or warranty made by Seller in this Agreement (but giving effect to any supplement to the Disclosure Letter which Seller delivers to Buyer at or prior to Closing), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by or on behalf of Seller pursuant to this Agreement;

          (b) the breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date, but giving effect to any supplement to the Disclosure Letter to this Agreement which Seller delivers to Buyer at or prior to Closing;

          (c) any breach by Seller of any covenant or obligation of Seller in this Agreement, including, without limitation, the obligation to pay Excluded Liabilities, to discharge Encumbrances other than Permitted Encumbrances, and to pay for the Environmental Remediation.

          (d) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;

          (e) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either Seller or the Company (or any person acting on their behalf) in connection with this Agreement or any of the transactions contemplated hereby;

          (f) any action, arbitration proceeding, cause of action, charge, counterclaim, cross claim, inquiry, investigation, suit, legal action, litigation (hereinafter collectively, "Actions" and each an "Action"), order, consent decree, injunction, determination, judgment, award or writ of any Governmental Authority or arbitrator (hereinafter collectively, "Orders" and each an "Order") against the Company pending or accrued on or prior to the Closing Date;

          (g) (i) the Company's failure, at any time prior to Closing, to obtain all Material Permits required by all Environmental Laws, to comply with all Environmental Laws, or to comply with all Material Permits required by all Environmental Laws; or (ii) the Company's failure, at any time prior to Closing, to comply with any applicable covenant running with the Real Property at any time prior to the Closing by the Company that relates to the protection of human health, safety or the environment including, without limitation, any such covenant that relates to protection from Hazardous Materials;

          (h) any Environmental Claim (i) against the Company the basis of which arose prior to the Closing; (ii) against any person whose liability for any Environmental Claim the Company may have retained or assumed at any time prior to the Closing, either contractually or by operation of law; or (iii) against, or in respect of, any real or personal property or operations which at any time prior to the Closing were owned or leased, in whole or in part, by the Company;

          (i) the existence of Hazardous Materials upon, about or beneath the Real Property at any time prior to the Closing by the Company (whether or not caused, or contributed to, by the Company and including Hazardous Materials that migrated on to the real property from an off-site source prior to the Closing), or migrating or threatening to migrate from any real property owned or leased at any time prior to the Closing by the Company, or the existence of any Environmental Claim or violation of any Environmental Law pertaining to any real property owned or leased at any time prior to the Closing by the Company;

          (j) any Taxes attributable to taxable years or periods ending on or prior to the Closing Date, that are attributable to the Company or any affiliated group (as defined under Code Section
1504(a)) of which the Company was a member on or prior to the Closing
Date.

          (k) any unpaid insurance premiums, audits, application of experience modifiers, liabilities arising out of pre-Closing Date insurance contracts, any loss sensitive rating scheme whereby the Company is obligated to pay any portion of the loss under a retrospective rating agreement, large deductible, retention plan or other rating scheme that obligates the Company to pay any additional premium, as the foregoing relate to the Company s insurance coverage, self insurance or other risk retention plans, including, without limitation, the following types of insurance: worker's compensation, products liability, commercial general liability, automobile liability, property, cargo, transit, warehouseman s legal liability, and employee benefits programs, such as health insurance, dental insurance and any other plan that is subject to ERISA; provided, however, the Buyer and the Company shall remit to Seller all refunds or compensate Seller for all credits received by the Buyer or the Company with respect to insurance premiums paid by Seller prior to the Closing and not reflected on the Company's balance sheet.

     9.2  Indemnification of Seller Indemnities.  Buyer and the
Company shall indemnify and hold harmless Seller, its officers, directors, employees, attorneys, stockholders, controlling persons and affiliates (collectively the "Seller Indemnities") from and will pay to the Seller Indemnities the amount of any Damages (as defined in Section 9.3 below) arising, directly or indirectly, from or in connection with:

          (a) the inaccuracy of any representation or warranty made by Buyer in this Agreement, or any other certificate or document delivered by or on behalf of Buyer pursuant to this Agreement;

          (b) the inaccuracy of any representation or warranty made by Buyer in this Agreement or any other certificate or document delivered by or on behalf of Buyer pursuant to this Agreement;

          (c) the breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

          (d) all liabilities assumed or maintained by the Company pursuant to the terms of this Agreement;

          (e) any liabilities or obligations of the Buyer or the Company arising subsequent to the Closing Date pursuant to the terms of this Agreement, except for liabilities or obligations for which Seller is responsible pursuant to the terms of this Agreement; or

          (f) any claim by any person for brokerage or finder s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Buyer

(or any person acting on its behalf) in connection with this Agreement or any of the transactions contemplated hereby.

     9.3 Damages. For purposes of this Article 9, "Damages" shall mean (i) the net amount of any loss, liability, claim, damage (including incidental and consequential damages), expenses (including reasonable attorney's fees), penalty, fine or diminution of value, whether or not involving a third party claim; and (ii) all reasonable expenses of investigation and monitoring, reasonable costs of containment, abatement, removal, repair, clean up, restoration, remedial work and other reasonable response costs. Each party shall be required to mitigate in full the Damages it seeks from the other and to assign all of its right, title and interest in any claim for which the other party has made payment. Damages shall be net of any and all recoveries or credits that a party receives with respect to the matter for which a claim for indemnification is made.

     9.4 Indemnification Procedure. The indemnification obligations under this Agreement shall be subject to the following procedures:

          (a) Third Party Claims. Promptly after receipt by an indemnified party (an "Indemnitee") under Section 9.1 or 9.2 of notice of the commencement of any Action against it, such Indemnitee will, if a claim is to be made against an indemnifying party (an "Indemnitor") under such Section, give notice to the Indemnitor of the commencement of such Action, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by the Indemnitee's failure to give such notice. Except as otherwise stated in this Section 9.4, the Indemnitor shall have the exclusive right to settle such Action and to control the response thereto or the defense thereof in any suit or proceeding arising therefrom. The Indemnitee may employ counsel and participate in any such defense all at Indemnities' own expense. Should the Indemnitor fail to undertake such defense or fail diligently to prosecute an Action, the Indemnitee may undertake and assume control of such defense, at Indemnitor's expense. If the Indemnitor pursues the defense of any Action, (i) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitor, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (ii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent, which shall not be unreasonably withheld. If notice is given to an Indemnitor of the commencement of any Action and the Indemnitor does not, within ten days after the Indemnitee s notice is given, give notice to the Indemnitee of its intent to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that an Action may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Action, but the Indemnitor will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     9.5 Sole and Exclusive Remedy. The parties agree that except as otherwise provided in this Agreement, to the extent permitted by applicable law, the indemnification provided in this Article 9 shall be the sole and exclusive relief and remedy available to the parties hereto with respect to a breach of a representation, warranty, covenant or agreement contained in this Agreement if the Closing occurs. Notwithstanding the foregoing, no provision in this Agreement shall in any manner limit the right of a party to seek judicial or other relief for fraud.

     9.6 Notice of Breach. If before the Closing a party notifies another party of its breach of this Agreement, such notification shall neither prevent such other party from seeking damages for such breach nor decrease or mitigate such damages if such other party still closes the transactions contemplated by this Agreement.

     9.7 Discovery of Breach. If before the Closing a party discovers that another party has breached this Agreement, such discovery shall neither prevent such party from seeking damages for such breach nor decrease or mitigate such damages if such party still closes the transactions contemplated by this Agreement.

     9.8 Limitations on Amount. Neither party hereto will have any liability (for indemnification or otherwise) with respect to the matters described in Section 9.1 or 9.2 until the total of all Damages of the indemnified party with respect to such matters exceeds $350,000 in the aggregate (the "Basket"), and then the indemnifying party shall be responsible to the indemnified party only for those Damages which exceed the Basket; provided, however, the Basket (as it applies to the Seller) shall not apply to any claim for indemnification arising out of a breach of any representations, warranties or covenants contained in Sections 3.1, 3.2, 3.3, 3.11, 3.13 and 3.23, and litigation disclosed in Section 3.15 of the Disclosure Letter, indemnification obligations under Section 9.1(k) and the Seller's obligation to discharge all Excluded Liabilities and pay for Environmental Remediation. The maximum liability that will be payable by Seller hereunder shall be Twenty-Five Million Dollars ($25,000,000) (the "Cap"); provided, however, the Cap will not apply to a claim: for indemnification arising out of a breach of any of Seller's representations, warranties or covenants contained in Sections 3.1, 3.2, 3.3, 3.11, or 3.13; Damages resulting from either party's willful or intentional misrepresentations; and the Seller's obligation to discharge all Excluded Liabilities.

     9.9 Survival of Terms. All agreements, covenants, indemnity obligations and other terms of this Agreement and any documents contemplated under this Agreement shall survive the Closing. All representations and warranties set forth in this Agreement or the Disclosure Letter or certificate delivered in connection with this Agreement and each party's indemnification obligations to one another with respect to the representations and warranties shall expire on the day which is one year from the Closing Date, provided, however, that
(a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.11, 3.13, and 3.23 shall survive until the expiration of the applicable statute of limitations, giving effect to any extensions thereof, as applicable, (the "Expiration Date") and (b) the parties' respective indemnification obligations shall expire and not be applicable with respect to any liability arising out of a cause of action of the statute of limitations (giving effect to any extensions thereof) which has expired prior to the Expiration Date. If a party receives notice of a claim for indemnification before the applicable Expiration Date, the party shall remain responsible for any Damages relating thereto notwithstanding the subsequent expiration of such representation or warranty.

     9.10 Negligence and Strict Liability. THE PROVISIONS OF THIS AGREEMENT CONCERNING CLAIMS FOR DAMAGES AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT THE PARTY OR OTHER PERSON CLAIMING SUCH DAMAGES OR INDEMNIFICATION WAS NEGLIGENT, GROSSLY NEGLIGENT, OR STRICTLY LIABLE IN CONNECTION WITH THE EVENTS GIVING RISE TO SUCH CLAIM PROVIDED, HOWEVER, SELLER SHALL HAVE NO INDEMNIFICATION OBLIGATION OR

BE RESPONSIBLE FOR DAMAGES ARISING IN CONNECTION WITH THE ACTS OR
OMISSIONS OF BUYER OR THE COMPANY SUBSEQUENT TO THE CLOSING DATE.


10.  TERMINATION.

     10.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a)  by mutual agreement of Seller and Buyer;

          (b)  by the Seller if any of the conditions set forth in
Section 5.10 and Section 8.2 shall have become incapable of fulfillment through no fault of the Seller and shall not have been waived by the Seller;

          (c)  by the Buyer if any of the conditions set forth in
Section 8.1 shall have become incapable of fulfillment through no fault of the Buyer and shall not have been waived by the Buyer; or

          (d) by the Buyer or Seller if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to fully comply with its obligations) on or before September 15, 1998 or such later date as the parties may agree upon.

     10.2 Procedure Upon Termination. In the event of termination pursuant to Section 10.1, written notice thereof shall be immediately given to the other party and the transactions contemplated by this Agreement shall be terminated, without any further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (a) each party shall return all documents, work papers and other materials of the other party, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) such termination shall not in any way limit, restrict or relieve any party of liability for any breach of this Agreement.


11.  TAX MATTERS.

     11.1 Section 338 Election. The parties shall elect to treat the purchase of the Shares as a purchase of assets for federal income Tax purposes pursuant to Section 338(h)(10) of the Code and any similar provisions under state and other income Tax laws (collectively, the "Section 338 Election").

     11.2 Apportionment of Taxable Income. With respect to any combined, consolidated, or unitary income Tax reports or returns that Seller files with the Company, the Parties shall elect to treat the Closing Date as the last day of a taxable period of the Company (a "Pre-Closing Tax Period").
Notwithstanding the foregoing, Buyer or the Company shall be responsible for preparing and filing all income Tax reports and returns covering the Company for Tax periods ending after the Closing Date, even if such reports and returns cover periods prior to the Closing Date.

     11.3 Preparation and Filing of Income Tax Returns. With respect to any income Tax report or return applicable to the Pre-Closing Tax Period, the Company shall provide to Seller the information necessary to prepare such reports and returns no later than 60 days after the Closing Date.

     11.4 Payment of Income Taxes. Any taxable income or loss of the Company for any Pre-Closing Tax Period shall be included in Seller s consolidated federal income Tax return and any consolidated, combined, or unitary income Tax reports and returns that Seller files after the Closing Date. Seller shall pay all Taxes owed with respect to such Pre-Closing Tax Period and file all reports and returns when due. Notwithstanding anything to the contrary in this Agreement, however, Seller shall pay any income Taxes owed in connection with the Section 338 Election and the Company shall not reimburse Seller for any such income Taxes.

     11.5 Termination of Tax Sharing Agreement. Any contract or agreement between Seller and the Company that relates to the Company for the income Taxes of Seller shall terminate as of the Closing Date and any rights or obligations resulting from such contract shall be eliminated as of the Closing Date, provided that the Company shall pay Seller at the Closing any amounts owed under any such contract, including the estimated income Tax on the Company's operations during the Pre-Closing Tax Period, or Seller shall pay the Company any amounts owed under any such contract, including the estimated income Tax benefit that Seller will realize from including the Company's operations with Seller's operations during the Pre-Closing Tax period. The termination of any such contract shall be pursuant to an agreement among Seller, the Company, and any other relevant parties, which agreement shall be in form and substance satisfactory to Buyer (the "Tax Sharing Termination Agreement").

     11.6 Audit. If after the Closing either Buyer, Seller or the Company receives a notice of deficiency or a proposed adjustment in connection with any audit or other proceeding concerning any income Tax report or return covering the operations of the Company on or before the Closing Date, the party receiving such item shall notify the other party, or if the Company received such notice the Company shall notify Seller, of its receipt. Seller shall have the sole and exclusive right to settle or contest any such notice of deficiency or proposed adjustment and to represent the Company in connection with any audit or other proceeding relating to any income Tax reports or returns including the operations of the Company for any Tax periods ending on or before the Closing Date. Seller, however, shall not settle any issue without the prior consent of Buyer, which consent shall not be unreasonably withheld, if such settlement would adversely affect any past, present, or future income Taxes of Buyer or the Company or the Company's future operations. Buyer shall have the sole and exclusive right to settle or contest any notice of deficiency or proposed adjustment, and to represent the Company in connection with any audit or other proceeding relating to any income Tax report or return including the operations of the Company for any Tax period ending after the Closing Date, even if such report or return includes the operations of the Company for a period before the Closing Date, provided, however, that the settlement or other resolution of such notice adjustment, audit or proceeding does not result in any liability or a finding of a violation of any law against Seller.
Buyer must obtain Seller's written consent, which will not be unreasonably withheld, to any settlement or resolution which may result in any liability or a finding of a violation of any law against Seller.

     11.7 Books and Records. During the period beginning on the Closing Date and ending on the day immediately preceding the fifth anniversary of the Closing Date, Seller and Buyer shall provide each other with reasonable access during normal business hours to the books and records of Seller and the Company, respectively, to the extent that such books and records relate to the condition or operation of the Company prior to the Closing and Seller or Buyer requires such books and records to prepare income Tax reports or returns or respond to third party claims, including any audits or proceedings with respect to such reports or returns. Seller and Buyer shall have the right to make copies of such books and records at its own expense. Prior to providing access to such books and records, Seller or Buyer may redact such information that it considers appropriate.

     11.8 Refunds. Seller shall be entitled to any Tax refund applicable or allocable to the Company for periods arising prior to the Closing Date.

     11.9 Allocation Statement. For purposes of Section 1060 of the Code and any Tax election requiring an allocation of the Purchase Price, the aggregate of the Purchase Price and the Company s liabilities shall be allocated to Company s assets and the covenant not to compete in accordance with a mutually agreed upon allocation statement to be prepared by Buyer and delivered to Seller on or before September 15, 1998. Consistent with Section 1060 of the Code, the Parties shall allocate any adjustment to the Purchase Price proportionately to such assets and the covenant not to compete unless the adjustment specifically relates to a particular asset. In such a case, the parties shall allocate such adjustment to such asset.


12.  MISCELLANEOUS.

     12.1  Stock Representation.

          (a) Buyer understands that the Shares have not been registered under the Securities Act of 1933 (the "Securities Act") and the Shares are being offered and sold under an exemption from registration provided by the Securities Act and the rules and regulations thereunder in reliance, in good faith, upon the representations and warranties of the Seller and the Company contained herein. Accordingly, the certificates evidencing the Shares will bear the following restrictive legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR "BLUE SKY" LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND BLUE SKY LAWS OR AN EXEMPTION THEREFROM IS AVAILABLE.

          (b) Buyer acknowledges that the Shares are being acquired solely for its own account, as principal, for investment and not for the interest of any other entity and not with a view to, or in connection with, any resale or distribution of such Shares.

     12.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, telecopied (with copy to follow) or delivered against receipt to the party to whom it is to be given at the following address or telecopy number (or such other address or telecopy number as the party shall have furnished in writing in accordance with the provisions of this Section.

          (a)  If to the Company and the Seller, at:

                         WLR Foods, Inc.
                         PO Box 7000
                         Broadway, VA  22815-7000
                         Attention:  James L. Keeler,
                         President, CEO
                         Telecopy: (540) 896-0498

                         with a copy to:

                         Wharton, Aldhizer & Weaver, P.L.C.
                         100 S. Mason Street
                         Harrisonburg, VA  22801
                         Attention:  John W. Flora, Esquire
                         Telecopy:  (540) 434-5502

          (b)  If to Buyer at:

                         Packaged Ice, Inc.
                         8572 Katy Freeway Suite 101
                         Houston, TX  77024
                         Attention: James F. Stuart, CFO
                         Telecopy:  (713) 464-4681

                         with a copy to:

                         Akin, Gump, Strauss, Hauer & Feld,
                         LLP
                         300 Convent Street Suite 1500
                         San Antonio, TX  78205
                         Attention:  Alan Schoenbaum, Esquire
                         Telecopy:  (210) 224-2035

     Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

     12.3 Entire Agreement. This Agreement (together with the Disclosure Letter) and the collateral agreements executed in connection with the consummation of the transactions contemplated hereby contain the entire agreement between the parties with respect to such transactions and supersedes all prior agreements, written or oral, with respect thereto.

     12.4 Waivers and Amendment. This Agreement may be amended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     12.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflicts of laws principles.

     12.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and its respective successors and legal representatives. This Agreement is not assignable without the prior written consent of the non-assigning party, provided, however, Buyer may assign its rights (but not its obligations) under this Agreement for (i) collateral security purposes to any lenders providing financing to Buyer or any of its affiliates or subsidiaries, and any such lender may exercise all of the rights and remedies of the Buyer hereunder; and (ii) in whole or in part, to any subsequent purchaser of the Company, or any of its subsidiaries, or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

     12.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     12.8 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions or portion of such provisions as is held invalid or unenforceable to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

     12.9 Expenses. Except as otherwise provided herein, the Seller and Buyer shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the letter of intent between the parties, this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. Buyer will pay the HSR Act filing fee. The determination of when any party, or which party, has incurred any such expense shall be made in a manner consistent with past billing and employment practices.

     12.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and no other person shall have any right, interest, or claim under this Agreement, except as provided in
Article 9 hereof.

     12.11 Captions. All Section titles or captions contained in this Agreement or in the Disclosure Letter or referred to herein are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to Section shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     12.12 Waiver Of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (each party having had opportunity to consult counsel), each party expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein.

     12.13 Arbitration Proceedings. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Washington, D.C. and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees and expenses in connection with any such arbitration.

     12.14 No Strict Construction. The parties hereto have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as negotiated jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     12.15 Insolvency or Bankruptcy of Buyer. Notwithstanding anything to the contrary contained herein, in the event Buyer, prior to Closing, shall make an assignment for the benefit of creditors, shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or pleading seeking or consenting to any reorganization or similar relief under any present or future Bankruptcy Act or similar law then in addition to, and not in lieu of, any other rights or remedies available to the Seller at law or in equity under this Agreement, the Seller may terminate this Agreement without further obligation by it or the Seller to Buyer.

     12.16 Public Announcements. Any public announcements or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as Buyer and the Seller jointly determine or as required by law. Unless consented to by the other party in advance or required by law, prior to the Closing the Buyer and the Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to anyone. The Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers and suppliers and others having dealings with the Company will be informed of the contemplated transaction.

     12.17 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and the Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Seller to maintain in confidence any written, oral or other information obtained in confidence from another party or the Company in connection with this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required by the consummation of the transaction herein, or (c) the furnishing or use of such information is required by law.

     If the contemplated transactions are not consummated, each party will return or destroy as much of such written information as the other party may request.

     12.18 Time Is Of The Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.




           [STOCK PURCHASE AGREEMENT SIGNATURE PAGE FOLLOWS]

               [STOCK PURCHASE AGREEMENT SIGNATURE PAGE]


     WITNESS the following signatures and seals; and IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by its respective officers hereunto duly authorized as of the day and year first above written.

                         COMPANY

                         CASSCO ICE & COLD STORAGE, INC.


                         By:______________________

                         Its:_____________________


                         SELLER

                         WLR FOODS, INC.


                         By:______________________

                         Its:_____________________


                         BUYER

                         PACKAGED ICE, INC.

                         By:_____________________

                         Its:____________________